EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Julie Beynon 212-826-3513
Web Site: www.hartmarx.com

HARTMARX REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

IN LINE WITH PREVIOUS GUIDANCE;

REAFFIRMS PREVIOUSLY ISSUED EARNINGS RANGE FOR 2007

CHICAGO, January 29, 2007 - - Hartmarx Corporation (NYSE: HMX) today reported operating results for its fourth quarter and fiscal year ended November 30, 2006. Full year net sales were $597.9 million in 2006 compared to $598.2 million in 2005. Net earnings in 2006 were $7.3 million or $.20 per basic and diluted share compared to net earnings of $23.6 million or $.65 per basic share and $.63 per diluted share last year. Fourth quarter revenues were $163.4 million in the current period and net earnings were $.3 million, representing $.01 per basic and diluted share. Last year’s fourth quarter revenues were $156.5 million with net earnings of $7.3 million or $.20 per basic and diluted share.

Homi B. Patel, chairman and chief executive officer of Hartmarx, commented, “While fourth quarter and full year results were in line with our most recently issued guidance, we are extremely disappointed with the Company’s overall 2006 performance. The decisive actions that we have taken in the last six months should result in a significant earnings recovery in fiscal 2007 and will further reduce our dependence on, and investment in, the moderate priced tailored clothing lines marketed principally to the mainstream department store channel.

“The positive impact in 2006 of product diversification initiatives, principally attributable to recent acquisitions, was overshadowed by declining margins from chargebacks, allowances and actions taken to reduce our dependence on moderate priced tailored clothing product lines. In response to these conditions, we have, among other things: (1) closed three domestic manufacturing facilities affecting over 300 production personnel along with other administrative reductions, and incurred one-time charges for severance and facility impairments of approximately $2.9 million; (2) reduced both domestic and offshore production commitments and moved aggressively to dispose of surplus inventories, closing the fiscal year with consolidated inventories of $146.4 million, $6.8 million lower than last year; and (3) opted not to renew two moderate priced tailored clothing licenses which generated over $19 million of sales in fiscal 2006. Collectively, these actions had a significant adverse gross margin impact due to overhead inefficiencies and required inventory valuation. Certain residual effects of lower production levels will slightly impact the first quarter of fiscal 2007 compared to 2006. Also, a large customer has decided to shift approximately $10 - $12 million of advance order spring shipments this year from the last half of February to the first half of March. This will result in an approximate 7% shift in sales and corresponding earnings from our first quarter to the second quarter.”

Mr. Patel continued, “Other product categories continued to perform reasonably well in 2006. Tailored clothing and sportswear at the luxury and better price points are selling satisfactorily at retail. The women’s businesses, representing approximately 20% of consolidated revenues in 2006, up from 15% last year, had improved earnings. The Simply Blue Apparel product lines, acquired at the end of October 2005, contributed over $25 million to 2006 revenues and approximately $.10 to diluted earnings per share, exceeding our stated range of $.05 to $.07 per share established at the beginning of 2006. The Exclusively Misook brand, acquired in 2004, again generated excellent earnings. Sweater.com’s One Girl Who . . . brand and the Zooey brand, acquired in August 2006 and December 2006, respectively, have an excellent reputation in upscale women’s specialty stores. While their revenues are relatively small currently, they have good growth potential from both expanded product categories and additional retail doors. Our recently announced long-term Hart Schaffner Marx licensing, marketing and services agreement with the Youngor Group Co., Ltd. provides an entree into the Chinese consumer market. Annual minimum royalties to Hartmarx are expected to increase from a nominal amount in the first few years to over $1 million by year ten, aggregating approximately $18 million over a twenty year period. We continue actively pursuing additional acquisitions and licensing arrangements that will be accretive to earnings and consistent with our acquisition criteria and business strategies.

“For 2007, we anticipate revenues in the range of $585 - $600 million, which reflect the anticipated reduction in moderate priced brands marketed principally to the mainstream department stores to approximately 15% of consolidated sales compared to 17% in 2006 and 27% in 2005. We estimate 2007 diluted earnings per share in the range of $.50 - $.56 from improved gross margins applicable to both new and legacy businesses and continued positive cash flows which can be utilized for additional acquisitions, debt reduction and share repurchases,” Mr. Patel concluded.

Full year operating earnings declined to $20.9 million in 2006 from $45.5 million in 2005. The decrease reflected a lower gross margin rate of 32.3% compared to 33.9% in 2005, attributable to the Men’s Apparel Group segment from more off-price sales, customer allowances and significant unfavorable manufacturing utilization from fewer units produced in the Company’s owned tailored clothing manufacturing facilities in the second half of the year, which also contributed to a significantly higher LIFO inventory provision of $4.8 million this year compared to $.5 million income last year. LIFO unfavorably impacted gross margins by .8% in 2006. The higher percentage of women’s sales, including the incremental revenues from the Simply Blue Apparel and One Girl Who . . . brands, had some favorable mitigating impact to the consolidated gross margin rate. Selling, general and administrative expenses were $174.9 million in 2006 compared to $159.1 million in 2005, representing 29.3% of sales in 2006 compared to 26.6% in 2005. The $15.8 million increase reflected, among other things, incremental expenses of $11.3 million related to the Simply Blue and Sweater.com operations, approximately $3.7 million of incremental costs associated with two retail stores opened in the second half of 2005, the launch of the “hickey” brand and additional Hart Schaffner Marx brand marketing costs, and $1.4 million of non-cash stock compensation expense resulting from the adoption of FASB Statement No. 123R, effective for the Company’s fiscal year beginning on December 1, 2005.

Interest expense for the full year increased to $9.2 million in 2006 compared to $7.2 million in 2005, attributable to both increased rates and higher borrowings for most of the year related to acquisitions. Total debt at November 30, 2006 declined $6.2 million to $113.4 million from $119.5 million at the end of 2005. Excluding the $12.4 million paid for the Sweater.com acquisition and $7.9 million used for share repurchases through November 30, the favorable change in debt levels was approximately $26 million. Additional amounts for share repurchases during fiscal 2007 to-date of $.2 million have been made, resulting in aggregate repurchases of approximately 1.2 million shares at an average cost of $6.74, pursuant to the October 2005 authorization to repurchase up to two million shares.

Fourth quarter revenues were $163.4 million in 2006 compared to $156.5 million in last year’s fourth quarter. Operating earnings declined to $3.1 million compared to last year’s $13.9 million, reflecting the previously noted conditions affecting the moderate priced tailored product lines, the related manufacturing inefficiencies, capacity reductions, one-time charges and inventory liquidations.

Hartmarx produces and markets business, casual and golf apparel under its own brands, including Hart Schaffner Marx, Hickey-Freeman, Palm Beach, Coppley, Cambridge, Keithmoor, Society Brand, Racquet Club, Naturalife, Pusser’s of the West Indies, Royal, Brannoch,

Sansabelt, Exclusively Misook, Barrie Pace, Eye, Christopher Blue, Pine IV, W?n, One Girl Who . . ., Zooey and b.chyll. In addition, the Company has certain exclusive rights under licensing agreements to market selected products under a number of premier brands such as Austin Reed, Tommy Hilfiger, Burberry men’s tailored clothing, Ted Baker, Bobby Jones, Jack Nicklaus, Claiborne, DKNY Donna Karan New York, Pierre Cardin, Perry Ellis, Jeffrey Banks, Lyle & Scott, Golden Bear, Jag and Starington. The Company’s broad range of distribution channels includes fine specialty and leading department stores, value-oriented retailers and direct mail catalogs.

The comments set forth above contain forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” or the negatives thereof or other comparable terminology. Forward-looking statements are not guarantees as actual results could differ materially from those expressed or implied in such forward-looking statements. The statements could be significantly impacted by such factors as the level of consumer spending for men’s and women’s apparel, the prevailing retail environment, the Company’s relationships with its suppliers, customers, licensors and licensees, actions of competitors that may impact the Company’s business, possible acquisitions and the impact of unforeseen economic changes, such as interest rates, or in other external economic and political factors over which the Company has no control. The reader is also directed to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Summary Follows -

HARTMARX CORPORATION

UNAUDITED FINANCIAL SUMMARY

(000’s omitted, except per share amounts)

Statement of Earnings	Three Months Ended November 30,		Twelve Months Ended November 30,
	2006	2005	2006	2005

Net sales	$163,429	$156,469	$597,890	$598,167
Licensing and other income	517	380	2,573	2,118
	163,946	156,849	600,463	600,285
Cost of goods sold	115,641	103,099	404,618	395,680
Selling, general & administrative expenses	45,220	39,816	174,924	159,063
	160,861	142,915	579,542	554,743
Operating earnings	3,085	13,934	20,921	45,542
Interest expense	2,568	2,044	9,169	7,182
Earnings before taxes	517	11,890	11,752	38,360
Tax provision	186	4,550	4,466	14,805
Net earnings	$331	$7,340	$7,286	$23,555

Earnings per share:
Basic	$.01	$.20	$.20	$.65
Diluted	$.01	$.20	$.20	$.63

Average shares:
Basic	35,966	36,739	36,427	36,433
Diluted	36,596	37,370	37,081	37,212

* * *

	November 30,
Condensed Balance Sheet	2006	2005

Cash	$2,304	$1,257
Accounts receivable, net	113,688	123,058
Inventories	146,440	153,263
Prepaid expenses and other current assets	17,368	19,158
Goodwill and intangible assets	83,458	75,831
Deferred income taxes	39,312	48,865
Prepaid/intangible pension asset	36,550	35,963
Net fixed assets	33,964	37,250
Total Assets	$473,084	$494,645

Accounts payable and accrued expenses	$90,764	$99,841
Total debt	113,355	119,513
Accrued pension liability	8,309	29,445
Shareholders’ equity	260,656	245,846

Total liabilities and shareholders’ equity	$473,084	$494,645

Book value per share	$7.13	$6.62

Selected cash flow data

Capital Expenditures	$3,622	$13,815
Depreciation of fixed assets	6,301	5,111
Amortization of intangible assets, long-lived assets and stock compensation expense	5,938	3,666

This information is preliminary and may be changed prior to filing Form 10-K. No investment decisions should be based solely on this data.